UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 10, 2021

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16285 Park Ten Place, Suite 500 Houston, TX	77084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 722-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	PVAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2021, Penn Virginia Escrow LLC (“Escrow Issuer”) and Penn Virginia Holdings, LLC (“Holdings”), indirect, wholly owned subsidiaries of Penn Virginia Corporation (“Penn Virginia”), completed the previously announced sale by Escrow Issuer of $400 million aggregate principal amount of its 9.250% Senior Notes due 2026 (the “Notes”) that will, following the satisfaction of the escrow release conditions referenced below, be guaranteed on a senior unsecured basis by the subsidiaries of Holdings that guarantee indebtedness under the revolving credit facility of Holdings (the “Offering”).

The gross proceeds of the Offering and other funds were deposited in an escrow account pending satisfaction of certain conditions, including the expected consummation of Penn Virginia’s merger, through certain of its subsidiaries, with Lonestar Resources US Inc. (“Lonestar”) on or prior to November 26, 2021 (the “Lonestar Merger”). Upon satisfaction of the escrow release conditions, the assets of Lonestar will be contributed, directly or indirectly, to Holdings, Holdings will assume the obligations under the Notes. Further, Escrow Issuer will be merged with and into Holdings (with Holdings as the surviving entity). If the escrow release conditions are not satisfied on or before November 26, 2021, or at any time prior to such date, the Lonestar Merger has been terminated or Penn Virginia has decided that it will not pursue the consummation of the Lonestar Merger (or determined that the consummation of the Lonestar Merger is not reasonably likely to be satisfied by such date), then the escrowed funds will be applied to the mandatory redemption of the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Upon the release of the funds from escrow, Penn Virginia intends to use the net proceeds from the Offering to repay and discharge the long-term debt of Lonestar and to use the remainder, along with cash on hand, to repay Penn Virginia’s second lien term loan in full and pay related expenses.

The Notes were issued in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

The Notes are governed by an Indenture, dated as of August 10, 2021 (the “Indenture”), among the Escrow Issuer, the guarantors party thereto, and Citibank, N.A., as trustee. The Notes bear interest at a rate of 9.250% per year, payable semi-annually in arrears on each of February 15 and August 15 of each year, beginning on February 15, 2022, and mature on February 15, 2026, unless earlier redeemed or repurchased. Subject to certain conditions in the Indenture, Penn Virginia has the option to redeem the Notes, in whole or in part, prior to the maturity date.

Upon the occurrence of a change of control, the Indenture requires the Escrow Issuer or Holdings to offer to repurchase all or a portion of the Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to other rights of the holders.

The Indenture contains covenants limiting, among other things, (1) Penn Virginia and certain of its subsidiaries’ ability to incur or guarantee additional indebtedness or issue certain preferred stock, pay dividends on capital stock or redeem, repurchase or retire Penn Virginia’s capital stock or subordinated indebtedness, transfer or sell assets, make investments, create certain liens, enter into agreements that restrict dividends or other payments from such subsidiaries and engage in transactions with affiliates and (2) Penn Virginia’s ability to consolidate, merge or transfer all or substantially all of Penn Virginia’s assets. The Indenture also contains customary events of default.

The foregoing description of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of the Notes, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated in this Item 1.01 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Report is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of August 10, 2021 among Penn Virginia Escrow LLC, the guarantors party thereto and Citibank, N.A., as trustee.

4.2	Form of 9.250% Senior Note due 2026 (included as Exhibit A to Exhibit 4.1).

104	The cover page from Penn Virginia Corporation’s Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 13, 2021	PENN VIRGINIA CORPORATION

	By:	/s/ Katherine J. Ryan
Katherine J. Ryan
Vice President, Chief Legal Counsel and Corporate Secretary